Consent of Independent Registered Public Accounting Firm

The Board of Directors
Frontier Airlines Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-140474, 333-13333, 333-42746, and 333-121084) on Form S-8, and registration statements No. 333-86256 and No. 333-128407 on Form S-3 of Frontier Airlines Holdings, Inc. and subsidiaries (Debtors-In-Possession as of April 10, 2008) (the Company) of our report dated May 26, 2009, with respect to the consolidated balance sheets of Frontier Airlines Holdings, Inc. and subsidiaries (Debtors-In-Possession as of April 10, 2008) as of March 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit) and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2009, which report appears in the March 31, 2009 Annual Report on Form 10-K of Frontier Airlines Holdings, Inc.

Our report dated May 26, 2009 includes an explanatory paragraph that states that the consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company filed petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the Bankruptcy Code), and this raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plan concerning this matter is also discussed in note 1 to the consolidated financial statements. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

As discussed in note 2 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective April 1, 2007.

KPMG LLP

Denver, Colorado

May 26, 2009